Exhibit 5.1

TESTA, HURWITZ & THIBEAULT, LLP

ATTORNEYS AT LAW

125 High Street

Boston, Massachusetts 02110-2704

Office: (617) 248-7000	Fax: (617) 248-7100

December 29, 2003

MatrixOne, Inc.

210 Littleton Road

Westford, MA 01886

Re:	Registration Statement on Form S-8 relating to the Amended and Restated 1999 Stock Plan, as amended (the “1999 Stock Plan”), and the 2000 Employee Stock Purchase Plan, as amended (the “2000 ESPP”; and together with the 1999 Stock Plan, the “Plans”) of MatrixOne, Inc.

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by MatrixOne, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the 1999 Stock Plan and an aggregate of 650,000 shares of Common Stock issuable pursuant to the 2000 ESPP (collectively, the “Shares”).

We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws and the minute books of the Company, and originals or certified copies of such other certificates, documents, records and materials as we have deemed necessary for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the respective Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Testa, Hurwitz & Thibeault, LLP

TESTA, HURWITZ & THIBEAULT, LLP